PIMCO Sector Fund Series – AH (Cayman) Ltd.

Appointment of Agent for Service of Process

A.   PIMCO Sector Fund Series – AH (Cayman) Ltd. (“Company”) is an exempted company organized under the laws of the Cayman Islands with limited liability and has its principal place of business at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands.

B.   The Company designates and appoints PIMCO Funds (“Agent”) located at 650 Newport Center Drive, Newport Beach, California 92660 as the agent of the Company upon whom may be served any process, pleadings, subpoenas, or other papers in:

(1) any investigation or administrative proceeding conducted by the Securities and Exchange Commission (“SEC”); and

(2) any civil suit or action brought against the Company or to which the Company has been joined as defendant or respondent, in any appropriate court in any place subject to the jurisdiction of any state or of the United States or of any of its territories or possessions or of the District of Columbia, where the investigation, proceeding or cause of action arises out of or relates to or concerns any offering made or purported to be made in connection with the securities of the Company, or any purchases or sales of any security in connection therewith. The Company stipulates and agrees that any such civil suit or action or administrative proceeding may be commenced by the service of process upon, and that service of an administrative subpoena shall be effected by service upon, such agent for service of process, and that service as aforesaid shall be taken and held in all courts and administrative tribunals to be valid and binding as if personal service thereof had been made.

C.   The Company stipulates and agrees to appoint a successor agent for service of process and execute an amended “Appointment of Agent for Service of Process” if the Company discharges the Agent or the Agent is unwilling or unable to accept service on behalf of the Company at any time until six years have elapsed from the date of the last sale of the securities of the Company.

D.   The Company further undertakes to advise the SEC promptly of any change to the Agent’s name or address during the applicable period described in paragraph C.

E.   The Company undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the SEC staff, and to furnish promptly, when requested to do so by the SEC staff, all books and records with respect to the Company.

PIMCO Sector Fund Series – AH (Cayman) Ltd. certifies that it has duly caused this power of attorney, consent, stipulation and agreement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Orange, State of California, United States of America, this 10th day of May, 2024.

PIMCO Sector Fund Series – AH (Cayman) Ltd.

By: /s/ Michelle Wilson-Clarke

By:	Michelle Wilson-Clarke
Title:	Director
Date:	10 May 2024

PIMCO Funds

By: /s/ Bijal Parikh

By:	Bijal Parikh
Title:	Treasurer
Date:	10 May 2024